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                                                        EXHIBIT 99.1

                           COACHMEN INDUSTRIES, INC.
           2831 Dexter Drive  P.O. Box 3300  Elkhart, Indiana 46515
                          574/262-0123 Fax 574/262-8823

                                  NEWS RELEASE

For immediate release Monday, Jan. 20, 2003

COACHMEN INDUSTRIES, INC. EXPECTS SOLID GAIN IN
FOURTH QUARTER AND FULL YEAR 2002 EARNINGS
        o Expected fourth quarter earnings of $0.17 per share and expected full year 2002 earnings of $0.62 per share mark significant improvement over year-earlier periods.

ELKHART, IND. - Coachmen Industries, Inc. (NYSE: COA) today announced that it expects fourth quarter earnings of $0.17 per share, a 289% increase over a loss of $0.09 per share in the fourth quarter of 2001. The Company expects full year 2002 earnings of $0.62 per share; a 348% increase over a loss of $0.25 per share in 2001.

Claire C. Skinner, Chairman, Chief Executive Officer and President, remarked, "By any measure, we had a remarkable year. We not only returned to profitability during 2002, but we also achieved a significant improvement in our earnings. While we expect our full year earnings to fall below our very aggressive earnings goal of $0.75 per share, we are extremely pleased with the turn-around we have accomplished this year and expect to continue in 2003.

"We delivered vast improvements in our Recreational Vehicle business during the year and continued to achieve gains in wholesale market share. Our success at the RV industry trade show in Louisville, Kentucky in December, where our sales were up 31 percent compared to last year, point to a very solid start in 2003," Skinner added. "Our Modular Housing and Building segment is also showing improvement, despite some difficulties encountered late in the year. Performance on the residential side was hurt by weather-related shipment delays in the fourth quarter, while sluggish demand continued on the commercial and telecommunications side. With the fourth quarter behind us, and assuming reasonable industry and economic conditions ahead, we are excited about our prospects in 2003."

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Coachmen Industries, Inc. Fourth Quarter Earnings
Page 2
January 20, 2003


Coachmen will report its full financial results after the market closes on Tuesday, February 11th, followed by a conference call and webcast on Wednesday, February 12th, at 9:00 a.m. Eastern time.

Founded in 1964, Coachmen Industries, Inc. is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including Coachmen(R), Georgie Boy(R), Shasta(R) and Viking(R). Coachmen Industries is also the largest modular home producer in the nation with its All American Homes(R) and Mod-U-Kraf(R) subsidiaries. Modular commercial and telecommunications structures are manufactured by the Company's Miller Building Systems subsidiary. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the condition of the telecommunications industry which purchases modular structures, the availability and the price of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of consumer confidence and economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.

For more information:
        Joseph P. Tomczak
        Executive Vice President and Chief Financial Officer
        574-262-0123


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